Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

April 8, 2024

Spectral AI, Inc.

2515 McKinney Avenue
Suite 1000

Dallas, TX 75201

Ladies and Gentlemen:

We have acted as special counsel to the Spectral AI, Inc. (the “Company”), a corporation incorporated under the laws of the State of Delaware, in connection with the filing of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by YA II PN, LTD (“Yorkville”) of up to 6,369,937 shares of the Company’s common stock, par value $0.0001 per share, or (the “Common Stock”) pursuant to a standby equity purchase agreement, dated as of March 20, 2024, by and between the Company and Yorkville (the “SEPA”). Such shares of Common Stock include (i) up to 6,275,000 shares of Common Stock that the Company may, in its sole discretion, elect to sell to Yorkville, from time to time pursuant to the SEPA (the “Purchase Shares”) and (ii) 94,937 shares of Common Stock that the Company issued to Yorkville, upon execution of the SEPA, as partial consideration for Yorkville’s commitment to purchase shares of Common Stock in one or more purchases that the Company may, in its sole discretion, direct them to make, from time to time pursuant to the SEPA (the “Commitment Shares”). The Purchase Shares and the Commitment Shares are collectively referred to herein as the “Securities.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Second Amended and Restated Certificate of Incorporation of the Company in the form filed as Exhibit 3.1 to the Registration Statement, as filed with the Secretary of State of the State of Delaware on September 11, 2023; (ii) the Amended and Restated Bylaws of the Company in the form filed as Exhibit 3.2 to the Registration Statement, as filed with the Commission on September 15, 2023; (iii) the SEPA in the form filed as Exhibit 10.9 to the Registration Statement; (iv) the Registration Rights Agreement, dated March 20, 2024 in the form filed as Exhibit 10.10 to the Registration Statement; (v) resolutions of the board of directors of the Company; and (vi); the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, upon (i) due action by the board of directors of the Company or a duly appointed committee thereof to determine the price per share of the Purchase Shares, (ii) the due execution and delivery of the SEPA by the parties thereto, (iii) the effectiveness of the Registration Statement under the Securities Act,

(i)	the Commitment Shares have been duly authorized, validly issued, fully paid and non-assessable; and

(ii)	when issued and paid for in accordance with the SEPA, the Purchase Shares will be duly authorized and, when issued upon receipt by the Company of the consideration therefore, will be validly issued, fully paid and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any document or instrument may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the offering of the Securities pursuant to the Registration Statement.

This opinion letter is given to you solely for use in connection with the offer and sale of the Securities while the Registration Statement is in effect and is not to be relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ REED SMITH LLP

Reed Smith LLP